Exhibit 99.1

           NEWS RELEASE

HECLA INCREASES REVOLVING CREDIT AGREEMENT
TO $100 MILLION

FOR IMMEDIATE RELEASE
October 11, 2011

COEUR D’ALENE, IDAHO -- Hecla Mining Company (“Hecla”)(NYSE:HL) announces that it has reached an agreement with its lenders to increase the amount available under its undrawn secured revolving credit facility to $100 million from $60 million. The amendment is effective immediately and represents a new three-year term on the facility. The financial covenants and interest rate at LIBOR plus 2.75% to 3.5% depending on the leverage ratio of the Company, remain unchanged. The lenders for the credit facility are Scotia Capital and ING Capital LLC.

“Our cash on hand combined with the increased revolving credit facility gives us greater financial flexibility for growth initiatives,” said Hecla’s President and Chief Executive Officer, Phillips S. Baker, Jr. “In addition it demonstrates the continued confidence in our ability to execute our operation and development plans.”

At September 30, 2011, Hecla had cash and cash equivalents of $413 million which, combined with the $100 million available under this facility, should be sufficient to fulfill our settlement obligations (including $168 million due on October 11th), meet all capital, pre-development, and exploration requirements for 2011, and pursue other value generating initiatives for our shareholders. The Company has no significant debt outstanding.

Visit Hecla’s new website at www.hecla-mining.com which includes more in-depth information about the company, our people, our properties, interesting historical and silver facts, social responsibility initiatives and accomplishments, and a detailed investor section.

ABOUT HECLA

Established in 1891, Hecla Mining Company is the largest and lowest cash cost silver producer in the U.S. The company has two operating mines and exploration properties in four world-class silver mining districts in the U.S. and Mexico.

Cautionary Statements

Statements made which are not historical facts, such as strategies, plans, anticipated payments, litigation outcome (including settlement negotiations), production, sales of assets, exploration results and plans, costs, and prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may”, “will”, “should”, “expects”, “intends”, “projects”, “believes”, “estimates”, “targets”, “anticipates” and similar expressions are used to identify these forward-looking statements. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, environmental and litigation risks, operating risks, project development risks, political risks, labor issues, ability to raise financing and exploration risks and results. Refer to the company's Form 10-K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

For further information, please contact:

Mélanie Hennessey	Direct Main: 800-HECLA91 (800-432-5291)
Vice President – Investor Relations	Email: hmc-info@hecla-mining.com
Direct: 604-694-7729	Website: www.hecla-mining.com

Hecla Canada Ltd.	Hecla Mining Company
400 – 580 Hornby Street	6500 N. Mineral Drive, Suite 200
Vancouver, British Columbia	Coeur d’Alene, Idaho 83815
V6C 3B6 Canada